EXHIBIT 99.1

DEPARTMENT OF ENERGY OFFERS CONDITIONAL COMMITMENT FOR A LOAN GUARANTEE
WITH RESPECT TO PROPOSED RENEWABLE DIESEL PROJECT

January 20, 2011 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR), a leading provider of rendering, recycling and recovery solutions to the nation’s food industry, today announced that the U.S. Department of Energy (DOE) has formally offered a conditional commitment for a $241 million loan guarantee for Darling’s proposed joint venture project with Valero Energy Corporation to build a renewable diesel facility.

Randall C. Stuewe, Chairman and CEO of Darling, said, “We are pleased to work with both the Department of Energy’s Loan Programs Office and Valero on reaching this milestone and look forward to finalizing this process and commencing construction.”

If finalized, the loan guarantee will support the construction of a facility capable of producing over 9,300 barrels/day or 137 million gallons per year of renewable diesel on a site adjacent to Valero’s St. Charles refinery near Norco, Louisiana.  The facility will convert grease, primarily animal fats and used cooking oil supplied by Darling, and potentially other feedstocks that become economically and commercially viable into renewable diesel.  Commencement of the project is contingent, among other things, on the execution by the parties of a definitive loan guarantee agreement, an acceptable final cost estimate for construction of the facility and the final approval of Darling’s and Valero’s respective boards of directors.

Darling International Inc. is the nation’s largest and only publicly traded provider of rendering and bakery waste recycling solutions to the nation’s food industry.  The Company recycles beef, pork and poultry waste streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides.  The Company also recovers and transforms used cooking oil and commercial bakery waste into valuable feed and fuel ingredients.  These products are primarily sold to agricultural, pet food, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells used cooking oil collection equipment to restaurants.

Valero Energy Corporation is an international manufacturer and marketer of transportation fuels, other petrochemical products and power.  Its assets include 14 petroleum refineries with a combined throughput capacity of approximately 2.6 million barrels per day, 10 ethanol plants with a combined production capacity of 1.1 billion gallons per year and a 50-megawatt wind farm.  Valero is also one of

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the largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under the Valero, Diamond Shamrock, Shamrock, Ultramar and Beacon brands.  Based in San Antonio, Valero is a Fortune 500 company with approximately 20,000 employees.  Please visit www.valero.com for more information.

For additional information, visit the Company’s web site at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will,"  " begin," " look forward, " "expect," "believe," "intend," "anticipate," "should", “potential,” "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the continued disturbances in world financial, credit, commodities and stock markets,  a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and our ability to bring our planned joint venture to construct a renewable diesel plant with Valero to fruition, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
John O. Muse, Executive Vice President of Finance and Administration, or
Brad Phillips, Treasurer, at
972-717-0300